Accountants' Consent



The Board of Directors
Union Financial Services - 1, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-28551)on Form S-3, relating to Union Financial Services - 1, Inc.'s registration of Taxable Student Loan Asset-Backed Notes of our report, dated February 19, 1999, relating to the balance sheets of Union Financial Services - 1, Inc. as of December 31, 1998 and 1997, and related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997 and the period from inception (February 28, 1996) to December 31, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Union Financial Services - 1, Inc.



/s/ KPMG Peat Marwick LLP

Lincoln, Nebraska
March 30, 1999